Exhibit 99.1

Reynolds American Capital Investment Plan

Financial Statements and Supplemental Schedule

December 31, 2004 and 2003

(with Report of Independent Registered Public Accounting Firm Thereon)

Reynolds American Capital Investment Plan

Table of Contents

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2004 and 2003	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2004 and 2003	3

Notes to Financial Statements	4-10

Supplemental Schedule — Form 5500, Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of
December 31, 2004	11

Note: Supplemental schedules, other than the one listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm

RAI Employee Benefits Committee of Reynolds American Capital Investment Plan:

We have audited the accompanying statements of net assets available for benefits of Reynolds American Capital Investment Plan, referred to as the Plan, as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004 and 2003, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Greensboro, North Carolina
June 22, 2005

Reynolds American Capital Investment Plan

Statements of Net Assets Available for Benefits

December 31, 2004 and 2003

	2004	2003
Assets:
Investments, at fair value — plan interest in Master Trust (notes 1, 2, 3 and 4)	$1,132,660,024	$1,079,446,909
Loans to participants	14,246,803	15,149,526
Receivables:
Investment income	766,443	1,136,538
Due from broker for sale of investments	749,657	1,131,297

Total receivables	1,516,100	2,267,835

Total assets	1,148,422,927	1,096,864,270

Liabilities:
Accrued administrative expenses	214,007	282,171
Due to broker for purchase of investments	68,554	—

Total liabilities	282,561	282,171

Net assets available for benefits	$1,148,140,366	$1,096,582,099

See accompanying notes to financial statements.

Reynolds American Capital Investment Plan

Statements of Changes in Net Assets Available for Benefits

Years Ended December 31, 2004 and 2003

	2004	2003
Additions:
Investment income – plan interest in Master Trust (notes 1, 2, 3 and 4)	$111,102,712	$165,530,243
Interest income on participant loans	753,334	1,069,009
Contributions:
Employer contributions	12,036,180	11,618,075
Participant contributions	36,734,052	34,951,129

Total contributions	48,770,232	46,569,204

Total additions, net	160,626,278	213,168,456

Deductions:
Benefits paid to participants	107,668,374	61,488,953
Administrative expenses	1,399,637	1,537,875

Total deductions	109,068,011	63,026,828

Net increase in assets available for benefits prior to transfers to other plans	51,558,267	150,141,628

Net transfers to other plans (note 1)	—	(1,970,138)

Net increase in assets available for benefits	51,558,267	148,171,490

Net assets available for benefits at beginning of year	1,096,582,099	948,410,609

Net assets available for benefits at end of year	$1,148,140,366	$1,096,582,099

See accompanying notes to financial statements.

Reynolds American Capital Investment Plan

Notes to Financial Statements

December 31, 2004 and 2003

(1)	Plan Description

The following brief description of the Reynolds American Capital Investment Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

(a) General

The Plan is a voluntary defined contribution plan for eligible employees of Reynolds American Inc., referred to as RAI or the Company, and participating subsidiaries. All eligible employees become participants unless they elect not to participate. The RAI Employee Benefits Committee controls and manages the operation and administration of the Plan. Citibank, N.A., referred to as Citibank, serves as the trustee of the Plan. Mellon HR and Investor Solutions serves as the recordkeeper for the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.

On July 30, 2004, the sponsorship of the Plan was transferred from R.J. Reynolds Tobacco Holdings, Inc., referred to as RJR, to Reynolds American Inc., a new corporation formed in connection with the business combination agreement dated as of October 27, 2003 between Brown & Williamson Tobacco Corporation, referred to as B&W, and RJR. In connection with the Plan sponsorship transfer, the Plan name changed from R. J. Reynolds Capital Investment Plan to Reynolds American Capital Investment Plan.

On July 30, 2004, the Company registered with the Securities and Exchange Commission five million shares of RAI common stock for issuance pursuant to the Plan and one other plan sponsored by the Company.

In the second quarter of 2003, R. J. Reynolds Tobacco Company completed the sale of its Avoca business. In connection with the sale, assets of $1,970,138 attributable to certain former Plan participants were transferred from the Plan to the Pharmachem Laboratories, Inc. Retirement Savings Plan.

(b) Interest in Master Trust

The Plan’s investments are in the Reynolds American Defined Contribution Master Trust, referred to as the Master Trust, which was established for the investment of assets of the Plan and several other Company-sponsored plans. Since May 2000, the Plan has been the only plan with assets in the Master Trust. Citibank has held the assets of the Master Trust since May 1, 2000. Investment income and administrative expenses relating to the Master Trust are allocated to the individual plan(s) based upon average monthly balances invested by each plan.

(c) Contributions

Each year, participants may make basic contributions of up to 6% of pre-tax annual compensation, as defined in the Plan document. In addition, participants may make supplemental contributions on a pre-tax or after-tax basis of up to 50% of compensation, including the basic contribution. Participants who have attained age 50 before the end of a calendar year may make additional catch-up contributions of 1% to 25% of compensation. The Company or participating subsidiaries contribute an amount equal to 50% of basic contributions made by participants hired prior to January 1, 2004, and 100% of basic contributions made by participants hired on or after January 1, 2004. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Contributions are subject to certain Internal Revenue Code limitations.

(d) Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the Company or participating subsidiaries’ contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions or account balances, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(e) Vesting

Participants are immediately vested in their contributions and actual earnings thereon. Vesting in Company or participating subsidiaries’ contributions occurs upon the earlier of completion of 24 months of Plan participation, 36 months of service with the Company or affiliated companies or upon the occurrence of certain events as defined in the Plan document.

(f) Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct his or her employee contributions in 1% increments in any of twelve investment fund options, or in a self-directed brokerage account managed by Charles Schwab & Co., Inc. Participants may change or transfer their investment options at any time via telephone or a secured Internet website.

(g) Loans to Participants

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of $50,000, or 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months and limited by certain restrictions in the Plan document. A fee of $50 is charged to a participant’s account when a loan is initiated. Loan terms shall not be for more than five years. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest are paid ratably through payroll deductions.

(h) Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or, if elected by the participant, monthly installments calculated annually over a period not to exceed the lesser of 15 years or the participant’s life expectancy. Partial lump-sum distributions are also available after termination of service.

(i) Expenses

Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Master Trust.

(j) Forfeitures

Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if the participant is reemployed before accruing five consecutive break in service years, as defined in the Plan document. For the years ended December 31, 2004 and 2003, employer contributions were reduced by $69,483 and $140,997, respectively, by forfeited nonvested accounts. At December 31, 2004 and 2003, forfeited nonvested accounts totaled $1,968 and $8,085, respectively.

(2)	Summary of Significant Accounting Policies

(a) Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. Certain reclassifications were made to conform the prior year financial statements to the current presentation.

(b) Investment Valuation and Income Recognition

The Plan’s interest in the Master Trust, except for the guaranteed investment contracts and pooled separate account, is valued at fair value based on quoted market prices of the underlying investments. Loans to participants are valued at cost plus accrued interest, which approximates fair value.

The Plan has entered into a pooled separate account and various benefit-responsive investment contracts with investment and insurance companies, which maintain the contributions in a general account. The accounts are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value, which approximates fair value, as reported to the Plan by the investment and insurance companies. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield was approximately 5.08% and 5.56% for the years ended December 31, 2004 and 2003, respectively. The contract rates ranged from 2.98% to 7.41% and 3.08% to 9.80% at December 31, 2004 and 2003, respectively. The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than certain percentages.

Within the Master Trust, purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

(c) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Master Trust utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

(d) Payment of Benefits

Benefits are recorded when paid.

(3)	Master Trust

Investments and investment income for the Master Trust were:

	December 31,	December 31,
	2004	2003
Investments:
At fair value:
C.E.B.T. Liquid Reserve Fund	$10,635,087	$10,882,997
Reynolds American Inc. Common Stock Fund[1] (Shares: 2004 – 744,919 @ $78.60; 2003 – 1,114,403 @ $58.15)	58,550,633	64,802,534
Charles Schwab Personal Choice Retirement Account	21,845,564	18,873,671
Mutual funds	557,932,210	512,676,577

	648,963,494	607,235,779

At contract value:
Guaranteed investment contracts	446,232,468	436,559,465
Pooled separate account	37,464,062	35,651,665

	483,696,530	472,211,130

Total investments	$1,132,660,024	$1,079,446,909

	Year Ended	Year Ended
	December 31,	December 31,
	2004	2003
Investment income:
Net appreciation in fair value of investments:
Reynolds American Inc. Common Stock Fund[1]	$19,296,860	$17,149,467
Charles Schwab Personal Choice Retirement Account	1,281,366	4,228,907
Mutual funds	52,403,357	106,297,728

	72,981,583	127,676,102
Interest and dividend income	38,121,129	37,854,141

Total investment income	$111,102,712	$165,530,243

[1]	On July 30, 2004, a new publicly traded company, Reynolds American Inc., issued common shares for existing RJR shares held in the Plan on a one-for-one basis. The RJR Common Stock Fund name was changed to Reynolds American Inc. Common Stock Fund as a result of the business combination between B&W and RJR.

The Plan’s interest in the net assets of the Master Trust was 100% at December 31, 2004 and 2003. The Plan’s interest in investment income or loss of the Master Trust was 100% for the years ended December 31, 2004 and 2003.

(4)	Related Party Transactions

Certain Master Trust investments, within the C.E.B.T. Liquid Reserve Fund, are shares of funds managed by Citibank, the trustee of the Plan; therefore, these transactions qualify as party-in-interest transactions. Administrative fees paid to Citibank for the years ended December 31, 2004 and 2003 were $247,262 and $262,063, respectively.

The RAI Common Stock Fund is provided as an investment option for participants in the Plan. As RAI is the Plan sponsor, these transactions qualify as party-in-interest transactions. See note 3 for a description of the amounts of RAI common stock included in Master Trust assets. RAI Common Stock Fund dividends for the years ended December 31, 2004 and 2003 were $3,979,437 and $4,388,610, respectively.

(5)	Income Tax Status

The Plan obtained its latest determination letter dated June 11, 2003, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

(6)	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, participants will become 100% vested in their employer contributions.

(7)	Contingency

On May 13, 2002, a participant in the Plan filed a lawsuit in United States District Court, Middle District of North Carolina, naming the Company, R. J. Reynolds Tobacco Company, the RJR Employee Benefits Committee, and the RJR Pension Investment Committee as defendants in the lawsuit, alleging that each acted as a fiduciary of the Plan. The lawsuit claims that, following the spin-off of the Company by RJR Nabisco Holdings Corp. in June 1999, each defendant breached its fiduciary duty to Plan participants under ERISA by (i) eliminating the NGH and Nabisco, referred to as NA, common stock funds as investment options under the Plan and (ii) directing the Plan to sell all NGH and NA stock by January 31, 2000. The lawsuit is filed on behalf of a purported class of Plan participants similarly situated to the plaintiff, but no class has been certified by the court. On July 29, 2002, defendants filed a motion to dismiss, which the court granted on December 10, 2003. On January 7, 2004, the plaintiff appealed to the United States Court of Appeals for the Fourth Circuit, which, on December 14, 2004, reversed the dismissal of the complaint and remanded the case for further proceedings. On January 20, 2005, the defendants filed a second motion to dismiss on other grounds, which remains pending. The expenses incurred in defending the case and the outcome of the lawsuit will be paid by the Company and will not impact the Plan.

(8)	Subsequent Event

On May 2, 2005, R. J. Reynolds Tobacco Company completed the sale of its packaging operation. The Plan was amended, effective upon the closing of the sale, to extend full and immediate vesting to Plan participants whose employment with the RAI controlled group of corporations was terminated as a result of the sale.

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Reynolds American Capital Investment Plan

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2004

Description of Investment,
	Including Maturity Date,	Number
Identity of Issue, Borrower,	Rate of Interest, Collateral,	of shares		Current
Lessor or Similar Party	Par or Maturity Value	or units	Cost	Value
Participant Loans	Participant loans (1,857 loans with interest rates ranging from 5.0% to 10.5% and maturity dates ranging from 1/7/05 – 12/31/09)	—	—	$14,246,803

$14,246,803